EXHIBIT 10.2
     December 14, 2005
     Dear Andy:
     Covad Communications Group, Inc. (“Covad”) hereby confirms to you that your employment shall terminate on February 28, 2006 (the “Employment Termination Date”). Effective as of the date above, and ending on the Employment Termination Date, you shall be a non-officer employee of Covad. You are no longer authorized to incur any expenses on behalf of Covad, unless they are reimbursable in accordance with Covad’s normal expense reimbursement policies. Your current salary and benefits remain unchanged.
     We are pleased to offer to engage you as a consultant to Covad for the period commencing from the Employment Termination Date through March 1, 2007 (the “Consulting Period”) serving as a full member of Covad’s Board of Advisors.
     With respect to termination of your employment, provided you satisfy the applicable eligibility requirements set forth in Section 3 of Covad’s Executive Severance Plan, Covad shall provide you with the benefits provided under Section 5 of Covad’s Executive Severance Plan.
     Any Covad stock option held by you as of the Employment Termination Date shall continue to vest and remain exercisable in accordance with the provisions of the applicable stock option agreement(s) (the “Stock Option(s)”) and unless otherwise agreed in writing, continued vesting and exercisability of the Stock Option(s) shall be your sole compensation from Covad for the consulting services you provide during the Consulting Period.
     You will not be entitled to any other benefits from Covad other than those provided by Covad’s Executive Severance Plan and the Stock Option(s).
     You remain bound by the terms of that certain Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) previously executed by you.
     The terms set forth herein represent our entire agreement with respect to the matters covered herein and supersedes all prior negotiations and agreements, whether written or oral with the exception of the Confidentiality Agreement, Covad’s Executive Severance Plan, and the Stock Option(s). No modification shall be effective unless in a written document executed by you and Covad.
     Following the Employment Termination Date, it is the express intent of the parties that you will be an independent contractor, and not an employee, agent, representative, joint venturer or partner of Covad. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Covad and you. After the Employment Termination Date, you are not authorized to represent yourself as an employee, agent, representative, joint venturer or partner of Covad or to enter into any contracts, leases, agreements or other binding commitments on behalf of Covad. Both parties acknowledge that after the Employment Termination Date you will not be an employee for state or federal tax purposes or for purposes of unemployment insurance or other requirement of federal or state employment law. After the Employment Termination Date, you retain the right to perform the same or similar services for others during the term of this Agreement, so long as you do not utilize information or materials that are the property of Covad. Covad also retains the right to enter into similar contracts for the same or similar services with other individuals.
     If you accept our offer to engage your services as a consultant, then please sign and return this letter to us at your earliest convenience.
Covad Communications Group, Inc.:

/s/ Charles Hoffman By: Charles Hoffman
Title: President and CEO
Date: December 14, 2005
     I am pleased to accept the offer to provide consulting services on the terms set forth herein.
EXECUTIVE:

/s/ Andrew Lockwood Signature

Andrew Lockwood Name
Date: December 14, 2005